                                                        EXHIBIT 99 (d)(2)

                                   FORM 10-K
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)
For the fiscal year ended December 31, 1997
                                       OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
For the transition period from      to

Commission file number:    0-16200

                            CABLE TV FUND 14-B, LTD.
                            ------------------------
             (Exact name of registrant as specified in its charter)

     Colorado                                              84-1024658
     --------                                              ----------
(State of Organization)                        (IRS Employer Identification No.)

P.O. Box 3309, Englewood, Colorado 80155-3309            (303) 792-3111
---------------------------------------------            --------------
(Address of principal executive office and Zip Code)   (Registrant's telephone
                                                       no. including area code)

       Securities registered pursuant to Section 12(b) of the Act: None Securities registered pursuant to Section 12(g) of the Act: Limited Partnership
                                   Interests

Indicate by check mark whether the registrants, (1) have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) have been subject to such filing requirements for the past 90 days:

     Yes     x                                                 No
           -----                                                   -----

Aggregate market value of the voting stock held by non-affiliates of the registrant: N/A

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K ((S)229.405) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K
or any amendment to this Form 10-K.      X
                                         -



            DOCUMENTS INCORPORATED BY REFERENCE:               None

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

          Certain information contained in this Form 10-K Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Form 10-K Report that address activities, events or developments that the Partnership, the Venture or the General Partner expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based upon certain assumptions and are subject to a number of risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors.


                                    PART I.
                                    -------

                               ITEM 1.  BUSINESS
                               -----------------

          THE PARTNERSHIP. Cable TV Fund 14-B, Ltd. (the "Partnership") is a Colorado limited partnership that was formed pursuant to the public offering of limited partnership interests in the Cable TV Fund 14 Limited Partnership Program (the "Program"), which was sponsored by Jones Intercable, Inc. (the "General Partner"). Cable TV Fund 14-A, Ltd. ("Fund 14-A") is the other partnership that was formed pursuant to the Program. The Partnership and Fund 14-A formed a general partnership known as Cable TV Fund 14-A/B Venture (the "Venture"), in which the Partnership owns a 73 percent interest and Fund 14-A owns a 27 percent interest. The Partnership and the Venture were formed for the purpose of acquiring and operating cable television systems.

          The Partnership directly owns cable television systems serving the areas in and around Surfside, South Carolina (the "Surfside System") and Littlerock, California (the "Littlerock System"). The Venture owns the cable television system serving certain areas in Broward County, Florida (the "Broward System"). See Item 2. The Surfside System, the Littlerock System and the Broward System may collectively be referred to as the "Systems."

          It is the General Partner's publicly announced policy that it intends to liquidate its managed limited partnerships, including the Partnership, as opportunities for sales of partnership cable television systems arise in the marketplace. In accordance with this policy, the Partnership expects to sell its Surfside System in the second quarter of 1998 and its Littlerock System in the third quarter of 1998, and the Venture expects to sell the Broward System in March 1998.

PROPOSED DISPOSITIONS OF CABLE TELEVISION SYSTEM.

          Broward System.  On October 3, 1997, the Venture entered into an
          --------------
agreement to sell the Broward System to an unaffiliated party for $140,000,000, subject to closing adjustments discussed below. Closing of this sale is scheduled for March 31, 1998, subject to several conditions, including necessary governmental and other third-party consents. The General Partner expects that all material consents will be obtained prior to the scheduled closing date. The closing adjustments primarily relate to the number of equivalent basic subscribers at closing. If the equivalent basic subscribers are less than 56,637, the sales price will be reduced $2,462 multiplied by the number by which the Broward System's equivalent basic subscribers are less than 56,637, up to a maximum adjustment of $7,000,000. Because it is estimated that at March 31, 1998, the Broward System will have 55,274 equivalent basic subscribers, as defined in the agreement, there will be a sales price reduction at closing of approximately $3,369,000. The General Partner expects, however, that when final closing adjustments are done approximately sixty days after closing, additional equivalent basic subscribers that were not able to be counted at closing because they were relatively recent subscribers at March 31, 1998, will be counted as equivalent basic subscribers when final closing adjustments are done and the sales price will be adjusted accordingly. If the sales price is adjusted upward, the Venture would make an additional distribution to the two constituent partnerships of the Venture in proportion to their ownership interests in the Venture.

          Upon closing, the Venture will repay all of its indebtedness, which totaled $39,597,617 at December 31, 1997, and a brokerage fee of $3,500,000 to The Jones Group, Ltd. ("The Jones Group"), a subsidiary of the

General Partner, and then the Venture will distribute the remaining net sale proceeds, or approximately $94,039,000, to the two constituent partnerships of the Venture in proportion to their ownership interests in the Venture. Accordingly, the Partnership will receive 73 percent of such proceeds, estimated to total $68,548,000. The Partnership will distribute this portion of the net sale proceeds to its limited partners of record as of the closing date of the sale of the Broward System. Such distribution represents approximately $262 for each $500 limited partnership interest, or $524 for each $1,000 invested in the Partnership. Because the distribution to the limited partners from the sales of the Broward System will not return 125 percent of the capital initially contributed to the Partnership by the limited partners, the General Partner will not receive any general partner distribution of the proceeds from the Broward System's sale. The sale of the Broward System has been approved by over 60 percent of the limited partnership interests of the Partnership. Because the Broward System represents the only asset of the Venture, the Venture will be liquidated and dissolved upon completion of the sale of the Broward System.

          Surfside System.  On November 4, 1997, the Partnership entered into an
          ---------------
asset purchase agreement to sell the Surfside System to an unaffiliated party for a sales price of $51,500,000, subject to customary closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. Closing of the sale, which is anticipated to occur in the second quarter of 1998, is subject to several conditions, including the receipt of material third party consents necessary for the transfer of the Surfside System. The sale of the Surfside System has been approved by over 60 percent of the limited partnership interests of the Partnership. The asset purchase agreement may be terminated by either the Partnership or the purchaser if the closing is not consummated on or before June 30, 1998.

          Upon the consummation of the proposed sale of the Surfside System, the Partnership will retain approximately $380,000 of the sale proceeds as a working capital reserve, repay advances from the General Partner totaling approximately $390,000, repay all of the Partnership's indebtedness (including the approximately $14,400,000 borrowed under its credit facility and $155,474 of capital lease obligations), pay a 2.5 percent brokerage fee totaling $1,287,500 to The Jones Group, pay a deferred acquisition fee of $920,000 to The Jones Group and then the $33,821,213 of net sale proceeds will be distributed to the Partnership's limited partners of record as of the closing date of the sale of the Surfside System. Based upon financial information as of December 31, 1997, as a result of the Surfside System's sale, the limited partners of the Partnership, as a group, will receive $33,821,213. Limited partners will receive $129 for each $500 limited partnership interest, or $258 for each $1,000 invested in the Partnership.

          Once the Partnership has completed the distributions of its portion of the net proceeds from the sale of the Broward System and the net proceeds from the sale of the Surfside System, limited partners of the Partnership will have received a total of $391 for each $500 limited partnership interest, or $782 for each $1,000 invested in the Partnership. Because the distributions to the limited partners from the sale of the Surfside System and the Broward System will not return 125 percent of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Surfside System's sale proceeds.

          Littlerock System.  On March 10, 1998, the Partnership entered into an
          -----------------
agreement with the General Partner to sell the Littlerock System to the General Partner or one of its affiliates for a sales price of $10,720,400, subject to customary closing adjustments. The sales price represents the average of three independent appraisals of the fair market value of the Littlerock System. The closing of this transaction is expected to occur in the third quarter of 1998. The closing is subject to a number of conditions including the approval of the transaction by the holders of a majority of the limited partnership interests of the Partnership, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the agreement or the transactions contemplated thereby, and the consents of governmental authorities and other third parties. The General Partner expects to conduct a proxy vote on the Littlerock System's sale during the summer of 1998. Upon the consummation of the proposed sale of the Littlerock System, the Partnership will distribute the net sale proceeds of approximately $10,808,000 to the limited partners of the Partnership. This distribution will give the Partnership's limited partners a return of $41 for each $500 limited partnership interest, or $82 for each $1,000 invested in the Partnership.

          Taking into account the anticipated distribution from the sale of the Broward System, the anticipated distribution from the sale of the Surfside System and the anticipated distribution from the sale of the Littlerock System, the limited partners of the Partnership can expect to receive a total of $432 for each $500 limited partnership interest, or $864 for each $1,000 invested in the Partnership. Because the distributions to the limited partners from the sales of the Littlerock System, the Surfside System and the Broward System will not return 125 percent of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Littlerock System's sale proceeds.

          Based upon the proposed sales prices for the Littlerock System, Surfside System and the Broward System, the limited partners of the Partnership will not ultimately receive distributions in an amount equal to their initial capital contributions. The Partnership will be liquidated and dissolved after the sale of the Littlerock System, which will be the Partnership's sole remaining asset at the time of its sale.

          CABLE TELEVISION SERVICES. The Systems offer to their subscribers various types of programming, which include basic service, tier service, premium service, pay-per-view programs and packages including several of these services at combined rates.

          Basic cable television service usually consists of signals of all national television networks broadcast by their local affiliates, various independent and educational television stations (both VHF and UHF) and certain signals received from satellites. Basic service also usually includes programs originated locally by the system, which may consist of music, news, weather reports, stock market and financial information and live or videotaped programs of a public service or entertainment nature. FM radio signals are also frequently distributed to subscribers as part of the basic service.

          The Systems offer tier services on an optional basis to its subscribers. A tier generally includes most of the cable networks such as Entertainment and Sports Programming Network (ESPN), Cable News Network (CNN), Turner Network Television (TNT), Family Channel, Discovery and others, and the cable television operators buy tier programming from these networks. The Systems also offer a package that includes the basic service channels and the tier services.

          The Systems also offer premium services to subscribers, which consist of feature films, sporting events and other special features that are presented without commercial interruption. The cable television operators buy premium programming from suppliers such as HBO, Showtime, Cinemax, Encore and others at a cost based on the number of subscribers served by the cable operator. The per service cost of premium service programming usually is significantly more expensive than the basic service or tier service programming, and consequently cable operators price premium service separately when sold to subscribers.

          The Systems also offer to subscribers pay-per-view programming. Pay-per-view is a service that allows subscribers to receive single programs, frequently consisting of motion pictures that have recently completed their theatrical exhibitions and major sporting events, and to pay for such service on a program-by-program basis.

          REVENUES. Monthly service fees for basic, tier and premium services constitute the major source of revenue for the Systems. At December 31, 1997, the Systems' monthly basic service rates ranged from $9.30 to $13.81, monthly basic and tier ("basic plus") service rates ranged from $17.00 to $26.52 and monthly premium services ranged from $3.00 to $10.95 per premium service. In addition, the Partnership and the Venture earn revenues from the Systems' pay-per-view programs and advertising fees. Related charges may include a nonrecurring installation fee that ranges from $1.90 to $49.21; however, from time to time the Systems have followed the common industry practice of reducing or waiving the installation fee during promotional periods. Commercial subscribers such as hotels, motels and hospitals are charged a nonrecurring connection fee that usually covers the cost of installation. Except under the terms of certain contracts with commercial subscribers and residential apartment and condominium complexes, the subscribers are free to discontinue the service at any time without penalty. For the year ended December 31, 1997, of the total fees received by the Systems, basic service and tier service fees accounted for approximately 66 percent of total revenues, premium service fees accounted for approximately 15 percent of total revenues, pay-per-view fees were approximately 2 percent of total revenues, advertising fees were approximately 7 percent of total revenues and the remaining 10 percent of total revenues came principally from equipment rentals, installation fees and program guide sales. The Partnership and the Venture are dependent upon the timely receipt of service fees to provide for maintenance and replacement of plant and equipment, current operating expenses and other costs of the Systems.

          FRANCHISES. The Systems are constructed and operated under non-exclusive, fixed-term franchises or other types of operating authorities (referred to collectively herein as "franchises") granted by local governmental authorities. These franchises typically contain many conditions, such as time limitations on commencement and completion of construction, conditions of service, including the number of channels, types of programming and the provision of free service to schools and certain other public institutions, and the maintenance of insurance and indemnity bonds. The provisions of local franchises are subject to federal regulation.

          The Partnership directly holds 6 franchises, and the Venture holds 9 franchises. These franchises provide for the payment of fees to the issuing authorities and generally range from 3 percent to 5 percent of the gross revenues of a cable television system. The 1984 Cable Act prohibits franchising authorities from imposing annual franchise fees in excess of 5 percent of gross revenues and also permits the cable television system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

          Neither the Partnership nor the Venture has ever had a franchise revoked. Neither the Partnership nor the Venture has any franchises that expire prior to December 31, 1998.

          COMPETITION. Cable television systems currently experience competition from several sources.

          Broadcast Television.  Cable television systems have traditionally
          ---------------------
competed with broadcast television, which consists of television signals that the viewer is able to receive directly on his television without charge using an "off-air" antenna. The extent of such competition is dependent in part upon the quality and quantity of signals available by such antenna reception as compared to the services provided by the local cable system. Accordingly, it has generally been less difficult for cable operators to obtain higher penetration rates in rural areas where signals available off-air are limited, than in metropolitan areas where numerous, high quality off-air signals are often available without the aid of cable television systems.

          Traditional Overbuild.  Cable television franchises are not exclusive,
          ---------------------
so that more than one cable television system may be built in the same area (known as an "overbuild"), with potential loss of revenues to the operator of the original cable television system. The General Partner has experienced overbuilds in connection with certain systems that it has owned or managed for limited partnerships, and currently there are overbuilds in certain of the systems owned or managed by the General Partner but not in the Systems. Constructing and developing a cable television system is a capital intensive process, and it is often difficult for a new cable system operator to create a marketing edge over the existing system. Generally, an overbuilder would be required to obtain franchises from the local governmental authorities, although in some instances, the overbuilder could be the local government itself. In any case, an overbuilder would be required to obtain programming contracts from entertainment programmers and, in most cases, would have to build a complete cable system, including headends, trunk lines and drops to individual subscribers homes, throughout the franchise areas.

          DBS.  High-powered direct-to-home satellites have made possible the
          ---
wide-scale delivery of programming to individuals throughout the United States using small roof-top or wall-mounted antennas. Several companies began offering direct broadcast satellite ("DBS") service over the last few years. Companies offering DBS service use video compression technology to increase channel capacity of their systems to 100 or more channels and to provide packages of movies, satellite network and other program services which are competitive to those of cable television systems. DBS faces technical and legal obstacles to offering its customers local broadcast programming, although at least one DBS provider is now attempting to do so. In addition to emerging high-powered DBS competition, cable television systems face competition from a major medium-powered satellite distribution provider and several low-powered providers, whose service requires use of much larger home satellite dishes. Not all subscribers terminate cable television service upon acquiring a DBS system. The General Partner has observed that there are DBS subscribers that also elect to subscribe to cable television service in order to obtain the greatest variety of programming on multiple television sets, including local programming not available through DBS service. The ability of DBS service providers to compete successfully with the cable television industry will depend on, among other factors, the ability of DBS providers to overcome certain legal and technical hurdles and the availability of equipment at reasonable prices.

          Telephone and Utilities.  Federal cross-ownership restrictions
          -----------------------
historically limited entry by local telephone companies into the cable television business. The 1996 Telecommunications Act (the "1996 Telecom Act") eliminated this cross-ownership restriction, making it possible for companies with considerable resources to overbuild existing cable operators and enter the business. Several telephone companies have begun seeking cable television franchises from local governmental authorities and constructing cable television systems. The General Partner cannot predict at this time the extent of telephone company competition that will emerge. The entry of telephone companies as direct competitors, however, is likely to continue over the next several years and could adversely affect the profitability and market value of cable television systems. The entry of electric utility companies into the cable television business, as now authorized by the 1996 Telecom Act, could have a similar adverse effect. The local electric utility in the Washington D.C. area recently announced plans to participate in RCN, a planned video competitor.

          Private Cable.  Additional competition is provided by private cable
          -------------
television systems, known as Satellite Master Antenna Television (SMATV), serving multi-unit dwellings such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with apartment owners and homeowners associations, which may preclude operators of franchised systems from serving residents of such private complexes. Private cable systems that do not cross public rights of way are free from the federal, state and local regulatory requirements imposed on franchised cable television operators. In some cases, neither the Partnership nor the Venture has been unable to provide cable television service to buildings in which private operators have secured exclusive contracts to provide video and telephony services. The Partnership and the Venture are interested in providing these same services, but expect that the market to install and provide these services in multi-unit buildings will continue to be highly competitive.

          MMDS.  Cable television systems also compete with wireless program
          ----
distribution services such as multichannel, multipoint distribution service ("MMDS") systems, commonly called wireless cable, which are licensed to serve specific areas. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying subscribers. The MMDS industry is less capital intensive than the cable television industry, and it is therefore more practical to construct MMDS systems in areas of lower subscriber penetration. Wireless cable systems are now in direct competition with cable television systems in several areas of the country, including the system in Pima County, Arizona owned by the General Partner. Telephone companies have acquired or invested in wireless companies, and may use MMDS systems to provide services within their service areas in lieu of wired delivery systems. Enthusiasm for MMDS has waned in recent months, however, as Bell Atlantic and NYNEX have suspended their investment in two major MMDS companies. To date, neither the Partnership nor the Venture has lost a significant number of subscribers, nor a significant amount of revenue, to MMDS operators competing with the Partnership's and the Venture's cable television systems. A series of actions taken by the FCC, however, including reallocating certain frequencies to the wireless services, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming.
In addition, Local Multipoint Distribution Services ("LMDS"), could also pose a significant threat to the cable television industry, if and when it becomes established. The potential impact, however, of LMDS is difficult to assess due to the newness of the technology and the absence of any current fully operational LMDS systems.

          Cable television systems are also in competition, in various degrees with other communications and entertainment media, including motion pictures and home video cassette recorders.

REGULATION AND LEGISLATION
--------------------------

          The operation of cable television systems is extensively regulated by the FCC, some state governments and most local governments. The new 1996 Telecom Act alters the regulatory structure governing the nation's telecommunications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduces the scope of cable rate regulation.

          The 1996 Telecom Act requires the FCC to undertake a host of implementing rulemakings, the final outcome of which cannot yet be determined. Moreover, Congress and the FCC have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect the Partnership's and the Venture's operations and there has been a recent increase in calls to maintain or even tighten cable regulation in the absence of widespread effective competition. This section briefly summarizes key laws and regulations affecting the operation of the Partnership's and the Venture's cable systems and does not purport to describe all present, proposed, or possible laws and regulations affecting the Partnership and the Venture.

          Cable Rate Regulation.  The 1992 Cable Act imposed an extensive rate
          ---------------------
regulation regime on the cable television industry. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring either low penetration (less than 30 percent) by the incumbent cable operator, appreciable penetration (more than 15 percent) by competing multichannel video providers ("MVPs"), or the presence of a competing MVP affiliated with a local telephone company.

          Although the FCC rules control, local government units (commonly referred to as local franchising authorities or "LFAs") are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier ("BST"), which typically contains local broadcast stations and public, educational, and government ("PEG") access channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services. The 1996 Telecom Act allows operators to aggregate costs for broad categories of equipment across geographic and functional lines. This change should facilitate the introduction of new technology.

          The FCC itself directly administers rate regulation of any cable programming service tiers ("CPST"), which typically contain satellite-delivered programming. Under the 1996 Telecom Act, the FCC can regulate CPST rates only if an LFA first receives at least two rate complaints from local subscribers and then files a formal complaint with the FCC. When new CPST rate complaints are filed, the FCC now considers only whether the incremental increase is justified and will not reduce the previously established CPST rate.

          Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The FCC has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity of bypassing this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product. Federal law requires that the BST be offered to all cable subscribers, but limits the ability of operators to require purchase of any CPST before purchasing premium services offered on a per-channel or per-program basis.

          The 1996 Telecom Act sunsets FCC regulation of CPST rates for all systems (regardless of size) on March 31, 1999. Certain critics of the cable television industry have called for a delay in the regulatory sunset and some have even urged more rigorous rate regulation in the interim, including a limit on operators passing through to their customers increased programming costs. The 1996 Telecom Act also relaxes existing uniform rate requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the FCC.

          Cable Entry Into Telecommunications.  The 1996 Telecom Act provides
          -----------------------------------
that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles (beginning in 2001) if the operator provides telecommunications service, as well as cable service, over its plant.

          Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers (including cable operators) is the interconnection obligation imposed on all telecommunications carriers. In July 1997, the Eighth Circuit Court of Appeals vacated certain aspects of the FCC's initial interconnection order. That decision is now on appeal to the U.S. Supreme Court.

          Telephone Company Entry Into Cable Television.  The 1996 Telecom Act
          ---------------------------------------------
allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers ("LECs"), including the BOCs, can now compete with cable operators both inside and outside their telephone service areas. Because of their resources, LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable service. As described above, the General Partner is now witnessing the beginning of LEC competition in a few of its cable communities.

          Under the 1996 Telecom Act, an LEC providing video programming to subscribers will be regulated as a traditional cable operator (subject to local franchising and federal regulatory requirements), unless the LEC elects to provide its programming via an "open video system" ("OVS"). To qualify for OVS status, the LEC must reserve two-thirds of the system's activated channels for unaffiliated entities. RCN and affiliates of local power companies recently have been certified to provide OVS service in areas encompassing the General Partner's cable systems in suburban Maryland and Virginia. This OVS potential competition is not yet operational.

          Although LECs and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on LEC buyouts (i.e., any ownership interest exceeding 10 percent) of co-located cable systems, cable operator buyouts of co-located LEC systems, and joint ventures between cable operators and LECs in the same market. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the FCC with the limited authority to grant waivers of the buyout prohibition (subject to LFA approval).

          Electric Utility Entry Into Telecommunications/Cable Television.  The
          ---------------------------------------------------------------
1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Again, because of their resources, electric utilities could be formidable competitors to traditional cable systems.

          Additional Ownership Restrictions.  The 1996 Telecom Act eliminates
          ---------------------------------
statutory restrictions on broadcast/cable cross-ownership (including broadcast network/cable restrictions), but leaves in place existing FCC regulations prohibiting local cross-ownership between co-located television stations and cable systems. The 1996 Telecom Act also eliminates the three year holding period required under the 1992 Cable Act's "anti-trafficking" provision. The 1996 Telecom Act leaves in place existing restrictions on cable cross-ownership with SMATV and MMDS facilities, but lifts those restrictions where the cable operator is subject to effective competition. In January 1995, however, the FCC adopted regulations which permit cable operators to own and operate SMATV systems within their franchise area, provided that such operation is consistent with local cable franchise requirements.

          Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40 percent of its activated channel capacity to the carriage of affiliated national program services. A companion rule establishing a nationwide ownership cap on any cable operator equal to 30 percent of all domestic cable subscribers has been stayed pending further judicial review, although the FCC recently expressed an interest in reviewing and reimposing this limit.

          There are no federal restrictions on non-U.S. entities having an ownership interest in cable television systems or the FCC licenses commonly employed by such systems. Section 310(b)(4) of the Communications Act does, however, prohibit foreign ownership of FCC broadcast and telephone licenses, unless the FCC concludes that such foreign ownership is consistent with the public interest. The investment of BCI Telecom Holding Inc. ("BTH") in the General Partner could, therefore, adversely affect any plan to acquire FCC broadcast or common carrier licenses. The Partnership, however, does not currently plan to acquire such licenses.

          Must Carry/Retransmission Consent.  The 1992 Cable Act contains
          ---------------------------------
broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years between requiring a cable system to carry the station ("must carry") or negotiating for payments for granting permission to the cable operator to carry the station ("retransmission consent"). Less popular stations typically elect "must carry," and more popular stations typically elect "retransmission consent." Must carry requests can dilute the appeal of a cable system's programming offerings, and retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse affect on the Partnership's and the Venture's business. Additionally, cable systems are required to obtain retransmission consent for all "distant" commercial television stations (except for satellite-delivered independent "superstations" such as WGN). The burden associated with "must carry" may increase substantially if broadcasters proceed with planned conversion to digital transmission and the FCC determines that cable systems must carry all analogue and digital broadcasts in their entirety.

          Access Channels.  LFAs can include franchise provisions requiring
          ---------------
cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity (up to 15 percent in some cases) for commercial leased access by unaffiliated third parties. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for use of the designated channel capacity, but use of commercial leased access channels has been relatively limited. The FCC released revised rules in February 1997 mandating a modest rate reduction. The reduction sparked some increase in part-time use, but did not make commercial leased access substantially more attractive to third party programmers. Certain of those programmers have now appealed the revised rules to the D.C. Court of Appeals. Should the courts and the FCC ultimately determine that an additional reduction in access rates is required, cable operators could lose programming control of a substantial number of cable channels.

          Access to Programming.  To spur the development of independent cable
          ---------------------
programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. There recently has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements.

          Inside Wiring.  The FCC recently determined that an incumbent cable
          -------------
operator can be required by the owner of a multiple dwelling unit ("MDU") complex to remove, abandon or sell the "home run" wiring it initially provided. In addition, the FCC is reviewing the enforceability of contracts to provide exclusive video service within a MDU complex. The FCC has proposed abrogating all such contracts held by incumbent cable operators, but allowing such contracts when held by new entrants. These changes, and others now being considered by the FCC, would, if implemented, make it easier for a MDU complex owner to terminate service from an incumbent cable operator in favor of a new entrant and leave the already competitive MDU sector even more challenging for incumbent cable operators.

          Other FCC Regulations.  In addition to the FCC regulations noted
          ---------------------
above, there are other FCC regulations covering such areas as equal employment opportunity, subscriber privacy, programming practices (including, among other things, syndicated program exclusivity, network program nonduplication, local sports blackouts, indecent programming, lottery programming, political programming, sponsorship identification, and children's programming advertisements), registration of cable systems and facilities licensing, maintenance of various records and public inspection files, frequency usage, lockbox availability, antenna structure notification, tower marking and lighting, consumer protection and customer service standards, technical standards and consumer electronics equipment compatibility. Federal requirements governing Emergency Alert Systems and Closed Captioning adopted in 1997 will impose additional costs on the operation of cable systems. The FCC is currently considering whether cable customers must be allowed to purchase cable converters from third party vendors. If the FCC concludes that such distribution is required, and does not make appropriate allowances for signal piracy concerns, it may become more difficult for cable operators to combat theft of service. The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.

          Internet Access.  Many cable operators have begun offering high speed
          ---------------
internet service to their customers. At this time, there is no significant federal or local regulation of this service. However, as internet services develop, it is possible that new regulations could be imposed.

          Copyright.  Cable television systems are subject to federal copyright
          ---------
licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool (that varies depending on the size of the system and the number of distant broadcast television signals carried), cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect the Partnership's and the Venture's ability to obtain desired broadcast programming. In addition, the cable industry pays music licensing fees to BMI and is negotiating a similar arrangement with ASCAP. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

          State and Local Regulation.  Cable television systems generally are
          --------------------------
operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way.
Federal law now prohibits franchise authorities from granting exclusive
franchises or from unreasonably refusing to award additional franchises.   Cable
franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions.

          The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable operations, service rates, franchise fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot insist on franchise fees exceeding 5 percent of the system's gross revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

          Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the franchise authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and services or increased franchise fees as a condition of renewal. Similarly, if a franchise authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises.

          GENERAL. The Partnership's and the Venture's business consists of providing cable television services to a large number of customers, the loss of any one of which would have no material effect on the Partnership's and the Venture's business. The Systems have had some subscribers who later terminated the service. Terminations occur primarily because people move to another home or to another city. In other cases, people terminate on a seasonal basis or because they no longer can afford or are dissatisfied with the service. The amount of past due accounts in the Systems is not significant. The Partnership's and the Venture's policy with regard to past due accounts is basically one of disconnecting service before a past due account becomes material.

          The Partnership and the Venture do not depend to any material extent on the availability of raw materials; they carry no significant amounts of inventory and they have no material backlog of customer orders. Neither the Venture nor the Partnership has any employees because all properties are managed by employees of the General Partner. The General Partner has engaged in research and development activities relating to the provision of new services but the amount of the Partnership's and the Venture's funds expended for such research and development has never been material.

          Compliance with federal, state and local provisions that have been enacted or adopted regulating the discharge of materials into the environment or otherwise relating to the protection of the environment has had no material effect upon the capital expenditures, earnings or competitive position of the Partnership and the Venture.


                              ITEM 2.  PROPERTIES
                              -------------------

          The cable television systems owned by the Partnership and the Venture are described below:

        FUND                                    SYSTEM                            ACQUISITION DATE
        ----                                    ------                            ----------------
Cable TV Fund 14-B, Ltd.                   Surfside System                        September 1988
                                           Littlerock System                      November 1989

Cable TV Fund 14-A/B Venture               Broward County System                  March 1988


          The following sets forth (i) the monthly basic plus service rates charged to subscribers and (ii) the number of basic subscribers and pay units for the Systems. The monthly basic service rates set forth herein represent, with respect to systems with multiple headends, the basic service rate charged to the majority of the subscribers within the system. In cable television systems, basic subscribers can subscribe to more than one pay TV service. Thus, the total number of pay services subscribed to by basic subscribers are called pay units. As of December 31, 1997, the Littlerock System operated cable plant passing approximately 8,200 homes, with an approximate 69 percent penetration rate; the Surfside System operated cable plant passing approximately 26,600 homes, with an approximate 81 percent penetration rate; and the Broward County System operated cable plant passing approximately 89,100 homes, with an approximate 57 percent penetration rate. Figures for numbers of subscribers and homes passed are compiled from the General Partner's records and may be subject to adjustments.

CABLE TV FUND 14-B, LTD.
------------------------

                                                                             At December 31,
                                                    ------------------------------------------------------------------
Littlerock System                                           1997                  1996                   1995
-----------------                                   --------------------  ---------------------  ---------------------
Monthly basic plus service rate                                   $26.52                 $24.77                 $23.27
Basic subscribers                                                  5,673                  5,774                  5,673
Pay units                                                          4,118                  4,365                  4,608

                                                                               At December 31,
                                                    ---------------------------------------------------------------------
Surfside System                                             1997                    1996                    1995
---------------                                     ---------------------  ----------------------  ----------------------
Monthly basic plus service rate                                   $ 25.60                 $ 24.09                 $ 22.59
Basic subscribers                                                  21,748                  20,821                  20,055
Pay units                                                          20,242                  18,897                  14,083


CABLE TV FUND 14-A/B VENTURE
----------------------------
                                                                               At December 31,
                                                    ---------------------------------------------------------------------
Broward County System                                       1997                    1996                    1995
---------------------                               ---------------------  ----------------------  ----------------------
Monthly basic plus service rate                                   $ 27.25                 $ 25.58                 $ 24.16
Basic subscribers                                                  51,032                  50,957                  49,654
Pay units                                                          44,203                  47,286                  42,167



                           ITEM 3.  LEGAL PROCEEDINGS
                           --------------------------

       None.


          ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
          ------------------------------------------------------------

       None.


                                    PART II.
                                    --------

               ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK
               -------------------------------------------------
                      AND RELATED SECURITY HOLDER MATTERS
                      -----------------------------------

       While the Partnership is publicly held, there is no public market for the limited partnership interests, and it is not expected that a market will develop in the future. During 1997, limited partners of the Partnership conducted "limited tender offers" for interests in the Partnership at prices ranging from $165 to $190 per interest. As of February 16, 1998, the number of equity security holders in the Partnership was 15,304.

ITEM 6.  SELECTED FINANCIAL DATA
--------------------------------



                                                               For the Year Ended December 31,
                                          ------------------------------------------------------------------------
Cable TV Fund 14-B, Ltd.(a)                   1997          1996           1995           1994           1993
----------------------------------------  ------------  -------------  -------------  -------------  -------------

Revenues                                  $40,929,333   $ 37,768,924   $ 34,443,760   $ 32,084,279   $ 31,735,048
Depreciation and Amortization              14,070,460     13,474,568     14,265,096     15,037,554     15,812,869
Operating Loss                               (258,143)    (1,165,250)    (2,684,818)    (5,677,171)    (5,755,811)
Minority Interest in Consolidated Loss        626,089        815,252      1,104,003      1,468,218      1,277,358
Net Loss                                   (3,543,869)    (4,470,043)    (6,108,952)    (7,903,005)    (7,637,593)
Net Loss per Limited Partnership Unit          (13.42)        (16.93)        (23.14)        (29.94)        (28.93)
Weighted Average Number of Limited
 Partnership Units Outstanding                261,353        261,353        261,353        261,353        261,353
General Partner's Deficit                    (749,411)      (713,972)      (669,272)      (608,182)      (529,152)
Limited Partners' Capital                  38,417,913     41,926,343     46,351,686     52,399,548     60,223,523
Total Assets                               99,133,735    105,915,409    111,850,697    118,867,757    128,779,941
Debt                                       54,185,513     56,656,424     56,241,715     57,376,558     58,881,755
General Partner Advances                      835,015        449,094      1,896,049        297,956         29,182


                                                                 For the Year Ended December 31,
                                          -----------------------------------------------------------------------
Cable TV Fund 14-A/B Venture                 1997           1996           1995           1994           1993
----------------------------------------  -----------   ------------   ------------   ------------   ------------

Revenues                                  $27,504,735   $ 25,519,105   $ 23,469,505   $ 22,183,524   $ 22,068,952
Depreciation and Amortization               8,775,019      8,408,157      8,774,507      9,188,994      9,352,808
Operating Income (Loss)                       567,514        (18,682)      (753,422)    (2,661,198)    (2,324,939)
Net Loss                                   (2,310,292)    (3,008,309)    (4,073,811)    (5,417,779)    (4,713,500)
Partners' Capital                          12,671,551     14,981,843     17,990,152     22,063,963     27,481,742
Total Assets                               54,156,017     58,277,058     62,447,556     66,597,460     72,315,816
Debt                                       39,597,617     41,262,561     40,530,652     42,271,921     43,461,730
Jones Intercable, Inc. Advances               446,115        268,256      2,206,959        354,179         57,920

(a) Cable TV Fund 14-B, Ltd.'s. selected financial data includes 100 percent of the accounts of Cable TV Fund 14-A/B Venture on a consolidated basis.

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
-------  -----------------------------------------------------------------------
         OF OPERATIONS
         -------------

     The following discussion of the financial condition and results of operations of Cable TV Fund 14-B, Ltd. (the "Partnership") and Cable TV Fund 14-A/B Venture (the "Venture") contains, in addition to historical information, forward-looking statements that are based upon certain assumptions and are subject to a number of risks and uncertainties. The Partnership's and Venture's actual results may differ significantly from the results predicted in such forward-looking statements.

FINANCIAL CONDITION
-------------------

     In addition to the Surfside System and the Littlerock System, the Partnership owns a 73 percent interest in the Venture. The accompanying consolidated financial statements include 100 percent of the accounts of the Partnership and those of the Venture reduced by the 27 percent minority interest in the Venture owned by Cable TV Fund 14-A, Ltd. ("Fund 14-A").

     It is the General Partner's publicly announced policy that it intends to liquidate its managed partnerships, including the Partnership, as opportunities for sales of partnership cable television systems arise in the marketplace. In accordance with the General Partner's policy, the Partnership's Surfside System and Littlerock System are under contract for sale and the Venture's Broward System is expected to be sold on March 31, 1998.

Cable TV Fund 14-B, Ltd. -
------------------------

     On October 3, 1997, the Venture entered into an asset purchase agreement (the "Agreement") to sell the Broward System to an unaffiliated party (the "Purchaser") for a sales price of $140,000,000. The Partnership will distribute its portion (approximately $68,548,000, or approximately $524 for each $1,000 invested in the Partnership) of the net sales proceeds to its limited partners of record as of the closing date of the sale of the Broward System. Refer to Management's Discussion and Analysis of Financial Condition of the Venture for information pertinent to the Partnership with respect to the sale of the Broward System.

     On November 4, 1997, the Partnership entered into an asset purchase agreement to sell the Surfside System to an unaffiliated party for a sales price of $51,500,000, subject to customary closing adjustments. Closing of the sale, which is anticipated to occur in the second quarter of 1998, is subject to several conditions, including necessary governmental and other third party consents. The sale has been approved by over 60 percent of the limited partnership interests of the Partnership.

     Upon the consummation of the proposed sale of the Surfside System, the Partnership will retain approximately $380,000 of the sale proceeds as a working capital reserve, repay advances from the General Partner totaling approximately $390,000, repay all of the Partnership's indebtedness (including the approximate $14,400,000 borrowed under its credit facility and capital lease obligations of $155,474), pay a 2.5 percent brokerage fee totaling $1,287,500 to The Jones Group, pay a deferred acquisition fee of $920,000 to The Jones Group and then the $33,821,213 of net sale proceeds will be distributed to the Partnership's limited partners of record as of the closing date of the sale of the Surfside System. Based upon financial information as of December 31, 1997, as a result of the Surfside System's sale, the limited partners of the Partnership, as a group, will receive $33,821,213. Limited partners will receive $129 for each $500 limited partnership interest, or $258 for each $1,000 invested in the Partnership.

     Once the Partnership has completed the distributions of its portion of the net proceeds from the sale of the Broward System and the net proceeds from the sale of the Surfside System, limited partners of the Partnership will have received a total of $391 for each $500 limited partnership interest, or $782 for each $1,000 invested in the Partnership. Because the distributions to the limited partners from the sale of the Surfside System and the Broward System will not return 125 percent of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Surfside System's sale proceeds.

     On March 10, 1998, the Partnership entered into an agreement with the General Partner to sell the cable television system serving areas in and around Littlerock, California (the "Littlerock System") to the General Partner or one of its subsidiaries for a sales price of $10,720,400, subject to customary closing adjustments. The sales price represents the average of three independent appraisals of the fair market value of the Littlerock System. The closing of this transaction is expected to occur in the third quarter of 1998, concurrently with the closing of the purchase by the General Partner from another one of its managed partnerships of the cable television system serving areas in and around Palmdale and Lancaster, California. The closing is subject to a number of conditions including the approval of the transaction by the holders of a majority of the limited partnership interests of the Partnership, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the agreement or the transactions contemplated thereby, and the consents of governmental authorities and other third parties. The General Partner expects to conduct a proxy vote on the Littlerock System sale during the summer of 1998.

     Upon the consummation of the proposed sale of the Littlerock System, the Partnership will distribute the net sale proceeds of approximately $10,808,000 to the limited partners of the Partnership. This distribution will give the Partnership's limited partners a return of $41 for each $500 limited partner interest, or $82 for each $1,000 invested in the Partnership.

     Taking into account the distribution from the sale of the Broward System, the distribution from the sale of the Surfside System, and the distribution from the sale of the Littlerock System, the limited partners of the Partnership can expect to receive a total of $432 for each $500 limited partner interest, or $864 for each $1,000 invested in the Partnership. Because the distributions to the limited partners from the sales of the Littlerock System, the Surfside System and the Broward System will not return 125 percent of the capital initially contributed by the limited partners to the Partnership, the General Partner will not receive a general partner distribution from the Littlerock System sale proceeds. The Partnership will be liquidated and dissolved after the sale of the Littlerock System, which will be the Partnership's last remaining asset at the time of the sale.

     For the twelve months ended December 31, 1997, the Surfside System and Littlerock System generated net cash from operating activities totaling $4,157,653, which is available to fund capital expenditures and non-operating costs. The Partnership expended approximately $4,029,000 on capital additions during 1997 in its Surfside System and Littlerock System. Approximately 31 percent of the expenditures was for the upgrade of cable plant. Approximately 29 percent of these expenditures was for the construction of cable plant extensions related to new homes passed. Approximately 22 percent of the expenditures was for the construction of drops to subscribers' homes. The remainder of the expenditures was to maintain the value of the Partnership's cable television systems. Funding for these expenditures was provided by cash generated by operations. Budgeted capital expenditures for all of 1998 are approximately $1,758,246. Approximately 46 percent of these expenditures are expected to be used for the construction of plant extensions related to new homes passed in the Partnership's systems. Approximately 36 percent are expected to be used for service drops to homes. The remainder of these expenditures is necessary to maintain the value of the Partnership's systems until they are sold. Depending upon the timing of the closing of the sale of the Partnership's systems, the Partnership will make only the portion of the budgeted capital expenditures scheduled to be made during the Partnership's continued ownership of its systems. Funding for these improvements will be provided by cash generated from operations and borrowings under the Partnership's credit facility.

     The Partnership has a reducing revolving credit facility with an available commitment of $18,000,000. At December 31, 1997, the balance outstanding was $14,400,000, leaving $3,600,000 available for future borrowings. On September 30, 1998, the maximum amount available begins to reduce quarterly until December 31, 2003 when the amount available will be zero. Interest on the reducing revolving credit facility is at the Partnership's option of the Base Rate, the London Interbank Offered Rate ("LIBOR") plus 1 percent, or the Certificate of Deposit Rate ("CD Rate") plus 1-1/8 percent. The effective interest rates on amounts outstanding as of December 31, 1997 and 1996 were 6.85 percent and 6.69 percent, respectively. This credit facility will be paid in full upon the sale of the Surfside System.

     The General Partner believes that the Partnership's wholly owned systems have sufficient sources of capital from cash generated from operations and borrowings available under the reducing revolving credit facility to service their presently anticipated needs until its systems are sold.

Year 2000 Issue
---------------

     The Year 2000 issue is the result of many computer programs being written such that they will malfunction when reading a year of "00." This problem could cause system failure or miscalculations causing disruptions of business processes.

     The General Partner has initiated an assessment of its computer applications to determine the extent of the problem. Based on this assessment, the General Partner has determined that the majority of its computer applications supporting business processes, including accounting and billing, are designed to handle the Year 2000 appropriately.

     The General Partner is currently focusing its efforts on the impact of the Year 2000 issue on service delivery. The General Partner has established an internal team to address this issue. The General Partner is identifying and testing all date-sensitive equipment involved in delivering service to the Venture's and the Partnership's customers. In addition, the General Partner will assess its options regarding repair or replacement of affected equipment during this testing. The General Partner currently has no definitive estimate of the cost or the extent of the impact, if any, this problem will have on service delivery; however, the General Partner does not believe that the impact will be material. The General Partner anticipates completion of its testing in 1998, at which time it will determine the financial impact on the Venture and the Partnership. The General Partner expects that the financial impact on the Venture and the Partnership of the Year 2000 issue likely will not be material because the General Partner anticipates that the Venture and the Partnership will be liquidated before the year 2000.

Cable TV Fund 14-A/B Venture -
----------------------------

     On October 3, 1997, the Venture entered into an agreement to sell the Broward System to an unaffiliated third party for $140,000,000, subject to closing adjustments discussed below. Closing of this sale is scheduled for March 31, 1998, subject to several conditions, including necessary governmental and other third party consents. The General Partner expects that all material consents will be obtained prior to the scheduled closing date. The closing adjustments primarily relate to the number of equivalent basic subscribers at closing. If equivalent basic subscribers are less than 56,637, the sales price will be reduced $2,472 multiplied by the number by which the Broward System's equivalent basic subscribers are less than 56,637, up to a maximum adjustment of $7,000,000. Because it is estimated that the Broward System will have 55,274 equivalent basic subscribers, as defined in the agreement, at March 31, 1998, at closing their will be a sales price reduction of approximately $3,369,000. The General Partner expects that when final closing adjustments are done approximately sixty days after closing, additional equivalent basic subscribers that were not able to be counted at closing because they were relatively recent subscribers at March 31, 1998 will be counted as equivalent basic subscribers when final closing adjustments are done and the sales price will be adjusted accordingly. If the sales price is adjusted upward, the Venture would make an additional distribution to the two constituent partnerships of the Venture in proportion to their ownership interests in the Venture.

     Upon closing, the Venture will repay all of its indebtedness, which totaled $39,597,617 at December 31, 1997 and a brokerage fee of approximately $3,500,000 to The Jones Group and then the Venture will distribute the remaining net sales proceeds, or approximately $94,039,000, to the two constituent partnerships of the Venture in proportion to their ownership interests in the Venture. Accordingly, the Partnership will receive 73 percent of the net sales proceeds, or approximately $68,548,000. The Partnership will distribute its net sales proceeds to its limited partners of record as of the closing date of the sale of the Broward System. Such distribution represents approximately $262 for each limited partnership unit or $524 for each $1,000 invested in the Partnership. Because the distribution to the limited partners from the sale of the Broward System will not return 125 percent of the capital initially contributed to the Partnership by the limited partners, the General Partner will not receive any general partner distribution from the Broward System's sale. The sale of the Broward System has been approved by over 60 percent of the limited partnership interests of the Partnership. Because the Broward System represents the only asset of the Venture, the Venture will be liquidated and dissolved upon the completion of the sale of the Broward System.

     For the twelve months ended December 31, 1997, the Venture generated net cash from operating activities totaling $5,486,763 which is available to fund capital expenditures and non-operating costs. The Venture expended approximately $3,812,000 on capital additions during 1997. The construction of service drops to homes accounted for approximately 39 percent of the expenditures. Cable television plant extensions related to new homes passed accounted for approximately 38 percent of these expenditures. The remainder of these expenditures was to maintain the value of the Broward System. These capital expenditures were funded primarily from cash on hand and cash generated from operations. Because the closing of the sale of the Broward System is scheduled for March 31, 1998, approximately $886,000 of capital expenditures are expected to be made to maintain the value of the Broward System until it is sold. These capital expenditures are expected to be funded from cash on hand, cash generated from operations and borrowings under its credit facility.

     The Venture has a reducing revolving credit facility with an available commitment of $42,500,000. The entire $42,500,000 commitment is available through December 31, 1998, at which time the commitment will begin to reduce quarterly until December 31, 2003 when the amount available will be zero. At December 31, 1997, the balance outstanding was $39,402,968, leaving $3,097,032 available for future borrowings. Interest is at the Venture's option of Prime plus 1/4 percent, LIBOR plus 1-1/4 percent or the CD Rate plus 1-3/8 percent. The effective interest rates on amounts outstanding as of December 31, 1997 and 1996 were 7.10 percent and 6.79 percent, respectively. This credit facility will be paid in full upon the sale of the Broward System.

RESULTS OF OPERATIONS
---------------------

Cable TV Fund 14-B, Ltd. -
------------------------

     The results of operations for the Partnership are summarized below:

                                                                     Year Ended December 31, 1997
                                                               -----------------------------------------
                                                               Partnership     Venture
                                                                  Owned         Owned      Consolidated
                                                               ------------  ------------  -------------

Revenues                                                       $13,424,598   $27,504,735    $40,929,333

Operating expenses                                             $ 7,531,859   $15,185,319    $22,717,178

Management fees and allocated overhead from General Partner    $ 1,422,955   $ 2,976,883    $ 4,399,838

Depreciation and amortization                                  $ 5,295,441   $ 8,775,019    $14,070,460
                                                               -----------   -----------    -----------

Operating income (loss)                                        $  (825,657)  $   567,514    $  (258,143)

Interest expense                                               $(1,025,917)  $(2,877,337)   $(3,903,254)

Other, net                                                     $    (8,092)  $      (469)   $    (8,561)
                                                               -----------   -----------    -----------

Consolidated loss before minority interest                     $(1,859,666)  $(2,310,292)   $(4,169,958)

Minority interest in consolidated loss                         $         -   $   626,089    $   626,089
                                                               -----------   -----------    -----------

Net loss                                                       $(1,859,666)  $(1,684,203)   $(3,543,869)
                                                               ===========   ===========    ===========

                                                                     Year Ended December 31, 1996
                                                               ----------------------------------------
                                                               Partnership     Venture
                                                                  Owned         Owned      Consolidated
                                                               -----------   -----------   ------------

Revenues                                                       $12,249,819   $25,519,105    $37,768,924

Operating expenses                                             $ 6,918,196   $14,148,533    $21,066,729

Management fees and allocated overhead from General Partner    $ 1,411,780   $ 2,981,097    $ 4,392,877

Depreciation and amortization                                  $ 5,066,411   $ 8,408,157    $13,474,568
                                                               -----------   -----------    -----------

Operating loss                                                 $(1,146,568)  $   (18,682)   $(1,165,250)

Interest expense                                               $(1,082,104)  $(3,006,847)   $(4,088,951)

Other, net                                                     $   (48,314)  $    17,220    $   (31,094)
                                                               -----------   -----------    -----------

Consolidated loss before minority interest                     $(2,276,986)  $(3,008,309)   $(5,285,295)

Minority interest in consolidated loss                         $         -   $   815,252    $   815,252
                                                               -----------   -----------    -----------

Net loss                                                       $(2,276,986)  $(2,193,057)   $(4,470,043)
                                                               ===========   ===========    ===========

1997 Compared to 1996 -

     Revenues of the Partnership's Surfside System and Littlerock System increased $1,174,779, or approximately 10 percent, to $13,424,598 in 1997 from $12,249,819 in 1996. This increase was primarily the result of basic service rate increases, an increase in the number of basic subscribers, an increase in advertising sales and an increase in premium service revenue. Basic service rate increases accounted for approximately 36 percent of the increase in revenues. The number of basic subscribers totaled 27,421 at December 31, 1997 compared to 26,595 at December 31, 1996, an increase of 826, or approximately 3 percent. This increase in basic subscribers accounted for approximately 20 percent of the increase in revenues. Increases in advertising sales and premium service revenue accounted for approximately 21 percent and 9 percent, respectively, of the increase in revenues. No other individual factor contributed significantly to the increase in revenues.

     Operating expenses consist primarily of costs associated with the operation and administration of the Partnership's cable television systems. The principal cost components are salaries paid to system personnel, programming expenses, professional fees, subscriber billing costs, rent for leased facilities, cable system maintenance expenses and marketing expenses.

     Operating expenses increased $613,663, or approximately 9 percent, to $7,531,859 in 1997 from $6,918,196 in 1996. Increases in programming fees and advertising expenses were primarily responsible for the increase in operating expenses. No other individual factor significantly affected the increase in operating expenses. Operating expenses represented approximately 56 percent of revenue for both 1997 and 1996.

     The cable television industry generally measures the financial performance of a cable television system in terms of operating cash flow (revenues less operating expenses). This measure is not intended to be a substitute or improvement upon the items disclosed on the financial statements, rather it is included because it is an industry standard. Operating cash flow increased $561,116, or approximately 11 percent, to $5,892,739 in 1997 from $5,331,623 in
1996. This increase was due to the increase in revenues exceeding the increase in operating expenses.

     Management fees and allocated overhead from the General Partner increased $11,175, or approximately 1 percent, to $1,422,955 in 1997 from $1,411,780 in
1996. This increase was due to the increase in revenues, upon which such management fees are based and was partially offset by a decrease in allocated overhead from the General Partner.

     Depreciation and amortization expense increased $229,030, or approximately 5 percent, to $5,295,441 in 1997 from $5,066,411 in 1996. This increase was due to capital additions to the Partnership's asset base.

     Operating loss decreased $320,911, or approximately 28 percent, to $825,657 in 1997 from $1,146,568 in 1996. This decrease was due to the increase in operating cash flow exceeding the increase in depreciation and amortization.

     Interest expense decreased $56,187, or approximately 5 percent, to $1,025,917 in 1997 from $1,082,104 in 1996. This decrease was due to lower outstanding balances on interest bearing obligations during 1997.

     Net loss decreased $417,320, or approximately 18 percent, to $1,859,666 in 1997 from $2,276,986 in 1996. These losses were primarily the result of the factors discussed above.

1996 Compared to 1995 -

     Revenues of the Partnership's Surfside System and Littlerock System increased $1,275,564, or approximately 12 percent, to $12,249,819 in 1996 from $10,974,255 in 1995. This increase was primarily the result of basic service rate increases and an increase in the number of basic subscribers. Basic service rate increases accounted for approximately 37 percent of the increase in revenues. The number of basic subscribers totaled 26,595 at December 31, 1996 compared to 25,728 at December 31, 1995, an increase of 867, or approximately 3 percent. This increase in basic subscribers accounted for approximately 24 percent of the increase in revenues. Increases in advertising sales and premium service revenue accounted for approximately 13 percent and 8 percent, respectively, of the increase in revenues. No other individual factor contributed significantly to the increase in revenues.

     Operating expenses increased $856,592, or approximately 14 percent, to $6,918,196 in 1996 from $6,061,604 in 1995. Increases in programming fees, advertising expenses and marketing expenses were primarily responsible for the increase in operating expenses. No other individual factor significantly affected the increase in operating expenses. Operating expenses represented approximately 56 percent and 55 percent of revenue for 1996 and 1995, respectively.

     Operating cash flow increased $418,972, or approximately 9 percent, to $5,331,623 in 1996 from $4,912,651 in 1995. This increase was due to the increase in revenues exceeding the increase in operating expenses.

     Management fees and allocated overhead from the General Partner increased $58,322, or approximately 4 percent, to $1,411,780 in 1996 from $1,353,458 in
1995. This increase was due to the increase in revenues, upon which such fees are based.

     Depreciation and amortization expense decreased $424,178, or approximately 8 percent, to $5,066,411 in 1996 from $5,490,589 in 1995. This decrease was due to the maturation of the Partnership's asset base.

     Operating loss decreased $784,828, or approximately 41 percent, to $1,146,568 in 1996 from $1,931,396 in 1995. This decrease was due to the increase in operating cash flow and the decrease in depreciation and amortization.

     Interest expense decreased $107,573, or approximately 9 percent, to $1,082,104 in 1996 from $1,189,677 in 1995. This decrease was due to lower effective interest rates on interest bearing obligations during 1996.

     Net loss decreased $862,158, or approximately 27 percent, to $2,276,986 in 1996 from $3,139,144 in 1995. These losses were primarily the result of the factors discussed above.

Cable TV Fund 14-A/B Venture -
----------------------------

     In addition to its ownership of the Surfside System and the Littlerock System, the Partnership owns a 73 percent interest in the Venture.

1997 Compared to 1996-

     Revenues of the Venture's Broward System increased $1,985,630, or approximately 8 percent, to $27,504,735 in 1997 from $25,519,105 in 1996. Basic service rate increases accounted for approximately 48 percent of the increase in revenues. Increases in advertising sales accounted for approximately 20 percent of the increase in revenues. No other individual factor significantly affected the increase in revenues.

     Operating expenses increased $1,036,786, or approximately 7 percent, to $15,185,319 in 1997 from $14,148,533 in 1996. The increase in operating expenses was due primarily to increases in programming fees and advertising expenses. No other individual factor significantly affected the increase in operating expenses. Operating expenses represented 55 percent of revenue for both 1997 and 1996.

     Operating cash flow increased $948,844, or approximately 8 percent, to $12,319,416 in 1997 from $11,370,572 in 1996 due to the increase in revenues exceeding the increase in operating expenses.

     Management fees and allocated overhead from Jones Intercable, Inc. decreased $4,214, or less than 1 percent, to $2,976,883 in 1997 from $2,981,097 in 1996. This decrease was due primarily to a decrease in allocated overhead from Jones Intercable, Inc.

     Depreciation and amortization expense increased $366,862, or approximately 4 percent, to $8,775,019 in 1997 from $8,408,157 in 1996. The increase in depreciation and amortization expense was attributable to capital additions to the Venture's asset base.

     The Venture reported operating income of $567,514 in 1997 compared to an operating loss of $18,682 in 1996. This change was due to the increase in cash flow exceeding the increase in depreciation and amortization expense.

     Interest expense decreased $129,510, or approximately 4 percent, to $2,877,337 in 1997 from $3,006,847 in 1996 due to lower outstanding balances on interest bearing obligations during 1997.

     Net loss decreased $698,017, or approximately 23 percent, to $2,310,292 in 1997 from $3,008,309 in 1996. These losses were primarily the result of the factors discussed above.

1996 Compared to 1995-

     Revenues of the Venture's Broward System increased $2,049,600, or approximately 9 percent, to $25,519,105 in 1996 from $23,469,505 in 1995. Basic service rate increases accounted for approximately 35 percent of the increase in revenue. An increase in the number of basic subscribers accounted for approximately 27 percent of the increases in revenue. The number of basic subscribers totaled 50,957 at December 31, 1996 compared to 49,654 at December 31, 1995, an increase of 1,303, or approximately 3 percent. Increases in premium service revenue accounted for approximately 16 percent of the increase in revenue. No other individual factor significantly affected the increase in revenues.

     Operating expenses increased $1,528,324, or approximately 12 percent, to $14,148,533 in 1996 from $12,620,209 in 1995. Operating expenses represented 55 percent of revenue in 1996, compared to 54 percent in 1995. The increase in operating expenses was due primarily to increases in programming fees, which were partially offset by decreases in personnel and marketing expenses. No other individual factor significantly affected the increase in operating expenses.

     Operating cash flow increased $521,276, or approximately 5 percent, to $11,370,572 in 1996 from $10,849,296 in 1995 due to the increase in revenues exceeding the increase in operating expenses.

     Management fees and allocated overhead from Jones Intercable, Inc. increased $152,886, or approximately 5 percent, to $2,981,097 in 1996 from $2,828,211 in 1995. This increase was due primarily to the increase in revenues upon which such management fees and allocations are based.

     Depreciation and amortization expense decreased $366,350, or approximately 4 percent, to $8,408,157 in 1996 from $8,774,507 in 1995. The decrease in depreciation and amortization expense was attributable to the maturation of a portion of the Venture's asset base.

     Operating loss decreased $734,740 to $18,682 in 1996 compared to $753,422 in 1995. This decrease was due to the increase in operating cash flow and the decrease in depreciation and amortization.

     Interest expense decreased $364,677, or approximately 11 percent, to $3,006,847 in 1996 from $3,371,524 in 1995 due to lower outstanding balances and lower effective interest rates on interest bearing obligations during 1996.

     Net loss decreased $1,065,502, or approximately 26 percent, to $3,008,309 in 1996 from $4,073,811 in 1995. These losses were primarily the result of the factors discussed above.


ITEM 8.  FINANCIAL STATEMENTS
-----------------------------

     The audited financial statements of the Partnership and the Venture for the year ended December 31, 1997 follow.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Partners of Cable TV Fund 14-B, Ltd.:

     We have audited the accompanying consolidated balance sheets of CABLE TV FUND 14-B, Ltd.(a Colorado limited partnership) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cable TV Fund 14-B, Ltd. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                   ARTHUR ANDERSEN LLP



Denver, Colorado,
March 13, 1998.

                            CABLE TV FUND 14-B, LTD.
                            ------------------------
                            (A Limited Partnership)

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------


                                                                                   December 31,
                                                                           ----------------------------
                     ASSETS                                                     1997           1996
                     ------                                                ------------   ------------
CASH                                                                       $    173,628   $    840,309

TRADE RECEIVABLES, less allowance for doubtful receivables of
    $133,188 and $140,879 at December 31, 1997 and 1996, respectively         1,470,293      2,077,493

INVESTMENT IN CABLE TELEVISION PROPERTIES:
    Property, plant and equipment, at cost                                  105,933,977     98,093,791
    Less- accumulated depreciation                                          (55,360,283)   (48,820,169)
                                                                           ------------   ------------

                                                                             50,573,694     49,273,622

    Franchise costs and other intangible assets, net of accumulated amortization of $84,913,605 and $77,746,909 at December 31, 1997
       and 1996, respectively                                                46,126,693     53,293,389
                                                                           ------------   ------------

                     Total investment in cable television properties         96,700,387    102,567,011

DEPOSITS, PREPAID EXPENSES AND DEFERRED CHARGES                                 789,427        430,596
                                                                           ------------   ------------

                     Total assets                                          $ 99,133,735   $105,915,409
                                                                           ============   ============


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            CABLE TV FUND 14-B, LTD.
                            ------------------------
                            (A Limited Partnership)

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------


                                                                                  December 31,
                                                                          ----------------------------
               LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)                     1997           1996
               -------------------------------------------                -------------   ------------
LIABILITIES:
    Debt                                                                  $ 54,185,513   $ 56,656,424
    General Partner advances                                                   835,015        449,094
    Deferred brokerage fee                                                     920,000        920,000
    Trade accounts payable and accrued liabilities                           1,617,666      2,151,254
    Subscriber prepayments                                                     569,308        562,446
                                                                          ------------   ------------

                     Total liabilities                                      58,127,502     60,739,218
                                                                          ------------   ------------

COMMITMENTS AND CONTINGENCIES (Note 7)

MINORITY INTEREST IN CABLE TELEVISION
    JOINT VENTURE                                                            3,337,731      3,963,820
                                                                          ------------   ------------

PARTNERS' CAPITAL (DEFICIT):
    General Partner-
        Contributed capital                                                      1,000          1,000
        Accumulated deficit                                                   (750,411)      (714,972)
                                                                          ------------   ------------

                                                                              (749,411)      (713,972)
                                                                          ------------   ------------

    Limited Partners-
        Net contributed capital (261,353 units
            outstanding at December 31, 1997 and 1996)                     112,127,301    112,127,301
        Accumulated deficit                                                (73,709,388)   (70,200,958)
                                                                          ------------   ------------

                                                                            38,417,913     41,926,343
                                                                          ------------   ------------

                     Total liabilities and partners' capital (deficit)    $ 99,133,735   $105,915,409
                                                                          ============   ============


          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            CABLE TV FUND 14-B, LTD.
                            ------------------------
                            (A Limited Partnership)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------


                                                          Year Ended December 31,
                                                   ---------------------------------------
                                                       1997          1996          1995
                                                   -----------   -----------   -----------
REVENUES                                           $40,929,333   $37,768,924   $34,443,760

COSTS AND EXPENSES:
    Operating  expenses                             22,717,178    21,066,729    18,681,813
    Management fees and allocated overhead from
        General Partner                              4,399,838     4,392,877     4,181,669
    Depreciation and amortization                   14,070,460    13,474,568    14,265,096
                                                   -----------   -----------   -----------

OPERATING LOSS                                        (258,143)   (1,165,250)   (2,684,818)
                                                   -----------   -----------   -----------

OTHER INCOME (EXPENSE):
    Interest expense                                (3,903,254)   (4,088,951)   (4,561,201)
    Other, net                                          (8,561)      (31,094)       33,064
                                                   -----------   -----------   -----------

          Total other income (expense), net         (3,911,815)   (4,120,045)   (4,528,137)
                                                   -----------   -----------   -----------

CONSOLIDATED LOSS BEFORE MINORITY INTEREST          (4,169,958)   (5,285,295)   (7,212,955)

MINORITY INTEREST IN CONSOLIDATED LOSS                 626,089       815,252     1,104,003
                                                   -----------   -----------   -----------

NET LOSS                                           $(3,543,869)  $(4,470,043)  $(6,108,952)
                                                   ===========   ===========   ===========


ALLOCATION OF NET LOSS:
    General Partner                                $   (35,439)  $   (44,700)  $   (61,090)
                                                   ===========   ===========   ===========

    Limited Partners                               $(3,508,430)  $(4,425,343)  $(6,047,862)
                                                   ===========   ===========   ===========

NET LOSS PER LIMITED
    PARTNERSHIP UNIT                                   $(13.42)      $(16.93)      $(23.14)
                                                   ===========   ===========   ===========

WEIGHTED AVERAGE NUMBER OF LIMITED
  PARTNERSHIP UNITS OUTSTANDING                        261,353       261,353       261,353
                                                   ===========   ===========   ===========


          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            CABLE TV FUND 14-B, LTD.
                            ------------------------
                            (A Limited Partnership)

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
             ------------------------------------------------------


                                          Year Ended December 31,
                                  ---------------------------------------
                                     1997          1996          1995
                                  -----------   -----------   -----------
GENERAL PARTNER:
    Balance, beginning of year    $  (713,972)  $  (669,272)  $  (608,182)
    Net loss for year                 (35,439)      (44,700)      (61,090)
                                  -----------   -----------   -----------

    Balance, end of year          $  (749,411)  $  (713,972)  $  (669,272)
                                  ===========   ===========   ===========


LIMITED PARTNERS:
    Balance, beginning of year    $41,926,343   $46,351,686   $52,399,548
    Net loss for year              (3,508,430)   (4,425,343)   (6,047,862)
                                  -----------   -----------   -----------

    Balance, end of year          $38,417,913   $41,926,343   $46,351,686
                                  ===========   ===========   ===========


          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.